Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary
(303) 573-1660
ROYAL GOLD ANNOUNCES PRICING OF PUBLIC OFFERING
OF COMMON STOCK
     DENVER, COLORADO. APRIL 3, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) announced today the pricing of an underwritten public offering of 4,000,000 shares of its common stock pursuant to the Company’s existing effective shelf registration statement filed on Form S-3. The offering was priced at $29.25 per share, and proceeds to the Company from the offering, net of commission and expenses, are expected to be approximately $110.9 million.
     HSBC Securities (USA) Inc. was the sole global coordinator for the offering and acted as joint book runner with Merrill Lynch, Pierce, Fenner & Smith Incorporated. JP Morgan, National Bank Financial, and UBS Investment Bank acted as co-managers. The Company has granted the underwriters an option to purchase up to 600,000 additional shares to cover over-allotments in the offering.
     The net proceeds of this offering are intended to repay the outstanding balance under the Company’s revolving credit facility with HSBC Bank USA, National Association, to fund the acquisition and financing of additional royalty interests and for general corporate purposes.
     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A final prospectus supplement and related prospectus relating to the offering may be obtained from HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, NY 10018, Attn: Equity Syndicate Desk, and from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attn: Prospectus Department.

     This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

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